UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2012 (March 12, 2012)

CIT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

11 West 42nd Street

New York, New York 10036

(Address of registrant's principal executive office)

Registrant's telephone number, including area code: (212) 461-5200

_________________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 15, 2012, CIT Group Inc. (“CIT”) completed a registered public offering of $1.5 billion aggregate principal amount of senior unsecured notes due 2018 (the “Notes”). The Notes were issued to investors at par and will bear interest at a rate of 5.25% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing on September 15, 2012.

The net proceeds of this offering were approximately $1.484 billion, after deducting commissions, fees and expenses associated with the offering. We intend to use the net proceeds from this offering to refinance all of our outstanding 7.00% Series C Notes maturing in 2015.

The Notes were issued pursuant to CIT’s shelf registration statement on Form S-3 ASR (Registration No. 333-180015), as supplemented by the final prospectus supplement filed with the SEC on March 14, 2012.

The Notes are unsecured obligations of CIT and are not guaranteed by any of CIT’s subsidiaries.

The Notes were issued under a base indenture, dated March 15, 2012, as supplemented by a first supplemental indenture, dated as of March 15, 2012 (together, the “Indenture”), each between CIT, Wilmington Trust, National Association, as trustee and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authenticating agent. The Indenture contains certain covenants that, subject to exceptions, limit CIT’s ability to (i) create liens and (ii) merge or consolidate, or sell, transfer, lease or dispose of all or substantially all of its assets.

The Notes may be redeemed at any time, in whole or in part, at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium based on a discount rate of the applicable U.S. Treasury rate plus 50 basis points. In addition, CIT may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise. If CIT experiences a Change of Control Triggering Event (as defined in the Indenture), the holders of the Notes may require CIT to repurchase for cash all or a portion of their Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest.

The Indenture (including the Form of Note included therein) and the underwriting agreement relating to the Notes have been filed as exhibits to this Current Report on Form 8-K and the description of the Indenture contained herein is qualified in its entirety by reference to the Indenture.

Item 8.01. Other Events.

On March 9, 2012, CIT redeemed all of its remaining 7.00% Series A Second-Priority Secured Notes (the “Series A Notes”). As a result of the redemption of the Series A Notes, all subsidiary guarantees and liens on the collateral securing all of CIT’s obligations pursuant to its outstanding Series C Notes were released. In addition, all subsidiary guarantees (except for guarantees from 8 of CIT’s domestic operating subsidiaries) and liens on the collateral securing all of CIT’s obligations under the Revolving Credit and Guaranty Agreement (“Revolving Credit Facility”), including the parent liens securing “Long-Dated Bonds” as defined therein, dated as of August 25, 2011, among CIT, certain subsidiaries of CIT, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent, and the other agents and arrangers party thereto, were released. All of CIT’s outstanding Series C Notes, Long-Dated Bonds and the Revolving Credit Facility are no longer secured.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

1.1	Underwriting Agreement, dated as of March 12, 2012, among CIT Group Inc., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., UBS Securities LLC and the other underwriters listed in Schedule A thereto.

4.1	Indenture, dated as of March 15, 2012, among CIT Group Inc., Wilmington Trust, National Association, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authenticating agent.

4.2	First Supplemental Indenture, dated as of March 15, 2012, among CIT Group Inc., Wilmington Trust, National Association, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, security registrar and authenticating agent (including the Form of 5.25% Senior Unsecured Note due 2018).

5.1	Opinion of Sullivan & Cromwell LLP.

23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.
(Registrant)

By:	/s/ Usama F. Ashraf
Name: Usama F. Ashraf
Title: Senior Vice President and Assistant Treasurer

Dated: March 16, 2012